      As filed with the Securities and Exchange Commission on June 10, 1994
                                                   Registration No. 33-


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------


                            BAXTER INTERNATIONAL INC.
                            -------------------------
             (Exact name of Registrant as specified in its charter)


                Delaware                               36-0781620
     -------------------------------                -----------------
     (State or other jurisdiction of                (I.R.S. Employer
             incorporation)                        Identification No.)


                               ONE BAXTER PARKWAY
                            DEERFIELD, ILLINOIS 60015
                                 (708) 948-2000
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                            BAXTER INTERNATIONAL INC.
                       1994 INCENTIVE COMPENSATION PROGRAM
                       -----------------------------------
                             (Full title of the plan)


                             J. PATRICK FITZSIMMONS
                            BAXTER INTERNATIONAL INC.
                               ONE BAXTER PARKWAY
                            DEERFIELD, ILLINOIS 60015
                                 (708) 948-3781
                         ------------------------------

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------------


                         CALCULATION OF REGISTRATION FEE


- -------------------------------------------------------------------------------------------------------------------------------
 Title of Securities to be   Amount to be    Proposed Maximum Offering Price   Proposed Maximum Aggregate        Amount of
        Registered           Registered(1)            per Share(2)                   Offering Price         Registration Fee(1)
- -------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par        8,000,000                 $25.50                       $204,000,000              $70,344.83
value per share
("Common Stock")
- -------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers Common Stock of the Registrant to be issued pursuant to the anti-dilution provisions of the Program.

(2) Estimated solely for the purposes of calculating the registration fee as contemplated by rule 457(c) and (h)(1) and based on the average of the high and low prices of the Registrant's Common Stock as reported by the New York Stock Exchange on June 7, 1994, the latest practicable date prior to the filing of this Registration Statement

                               -------------------


REOFFER PROSPECTUS

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois  60015
708.948.2000

COMMON STOCK (PAR VALUE $1.00 PER SHARE)

8,000,000 SHARES OF COMMON STOCK UNDER THE
1994 STOCK INCENTIVE COMPENSATION PROGRAM

     This Prospectus is being used in connection with the offering from time to time by officers and other key executive employees (the "Registered Shareholders") of Baxter International Inc., a Delaware corporation ("Baxter") and/or its subsidiaries (the "Company"), who may be deemed "affiliates" of the Company as defined in Section 495 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"), of shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), which may be acquired by them pursuant to the Company's 1994 Incentive Compensation Program (the "Plan").

     It is anticipated that the Registered Shareholders will offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale, and the commissions payable will be the regular commissions of brokers for affecting such sales. However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Registered Shareholders will be borne by each such Registered Shareholder. The Company will not receive any of the proceeds from such sales.

     The Registered Shareholders and any broker executing selling orders on behalf of the Registered Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

     The Common Stock is traded in the over-the-counter market. On June 7, 1994, the closing price of the Common Stock as reported by the New York Stock Exchange was $25.75 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 10, 1994

     No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer to sell, solicitation of an offer to buy or sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus not any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                              TABLE OF CONTENTS

AVAILABLE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE

DESCRIPTION OF
BAXTER CAPITAL STOCK

STATEMENT OF INDEMNIFICATION

                              AVAILABLE INFORMATION

     Baxter is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Baxter and the Registration Statement and exhibits and schedules thereto can be inspected and copied at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning Baxter can also be inspected at the offices of New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     Baxter has filed with the Commission a Registration Statement on Form S-8 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the Shares (as defined herein) offered hereby. This Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

     In the event that an appendix or other supplement is used by the Company to update information in this Prospectus, the Company will provide persons who have already received copies of this Prospectus with a copy of any such current appendix or supplement. Upon request, the Company will also furnish an additional Prospectus, as currently supplemented, to anyone who has misplaced or discarded his copy.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the commission pursuant to the Exchange Act
(File No. 8-7961) are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; and

     3. All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold as of the date of filing of such documents.


                       DESCRIPTION OF BAXTER CAPITAL STOCK

     Baxter is authorized to issue up to 350,000,000 shares of Baxter Common Stock, par value $1.00 per share, 277,148,631 shares of which were issued and outstanding or held in treasury at April 30, 1994 and, at April 30, 1994 beneficially owned by approximately 81,000 stockholders. In addition, Baxter is authorized to issue up to 100,000,000 shares, no par value, preferred stock ("Baxter Preferred Stock"). As of April 30, 1994 there were no shares of Baxter Preferred Stock outstanding.

BAXTER COMMON STOCK

     The holders of Baxter Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the rights of holders of Baxter Preferred Stock, the holders of Baxter Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and in the event of liquidation, dissolution or winding-up of Baxter, to share ratably in all assets remaining after payment of all liabilities. The holders of Baxter Common Stock received a dividend of one preferred stock purchase right for each share of Baxter Common Stock held of record, which is described in more detail under "Description of Baxter Capital Stock--Preferred Stock Purchase Rights." The holders of Baxter Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by Baxter. There are no redemption or sinking fund provisions applicable to the Baxter Common Stock.

PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN

     PREFERRED STOCK. Baxter's Restated Certificate of Incorporation provides that the Board of Directors may issue an aggregate of 100,000,000 shares of Baxter Preferred Stock from time to time in one or more series.

     The Baxter Board of Directors is authorized to determine, among other things, with respect to each additional series which may be issued: (i) the dividend rate, conditions and preferences, if any; (ii) whether dividends will be cumulative and, if so, the date from which dividends will accumulate;
(iii) whether, and to what extent, the holders of a series will enjoy voting rights, if any, in addition to those prescribed by law; (iv) whether and upon what terms, a series will be convertible into or exchangeable for shares of any other class of capital stock or other series of Baxter Preferred Stock;
(v) whether, and upon what terms, a series would be redeemable; (vi) whether a sinking fund will be provided for the redemption of a series and, if so, the terms and conditions of the sinking fund, and (vii) the preference if any, to which a series will be entitled on voluntary or involuntary liquidation, dissolution or winding up of Baxter. With regard to dividends, redemption and liquidation preference, any particular series of Baxter Preferred Stock may rank junior to, on a parity with, or senior to any other series of Baxter Preferred Stock and Baxter Common Stock. The Board of Directors, without shareholder approval, can issue Baxter Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Baxter Common Stock. The issuance of Baxter Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of Baxter or other corporate action.

     SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. Baxter's Restated Certificate of Incorporation provides that the Baxter Board of Directors shall issue an aggregate of 3,500,000 shares of Baxter Preferred Stock, no par value, to be designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock").

     PREFERRED STOCK PURCHASE RIGHTS. During 1989, holders of Baxter Common Stock received a dividend of one preferred stock purchase right (collectively, the "Rights") for each share of Baxter Common Stock held of record. Each Right entitles the registered holder to purchase from Baxter one one-hundredth of a share of Series A Preferred Stock for $70.00. The Rights will become exercisable (and transferable apart from the Baxter Common Stock) on the earlier of (i) 10 days following a public announcement that a person or group has acquired 20% or more of the Baxter Common Stock, or (ii) 10 business days following the commencement of an offer to acquire 20% or more of the Common Stock.

     If, after the Rights become exercisable, any person or group (the "Acquirer") acquires 20% or more of the Baxter Common Stock (except pursuant to an offer for all outstanding shares of Baxter Common Stock which the independent directors determine to be fair to and otherwise in the best interests of Baxter and its stockholders), each Right may be exercised for Baxter Common Stock (or, in certain circumstances, cash, other property or securities) having a value of $140.00. In specified circumstances, each Right may be exercised for common stock of an acquiring entity having a value of $140.00. All Rights held by the Acquirer will be null and void. Baxter may generally redeem the Rights at a price of $.01 per Right at anytime until 10 days following a public announcement that a person or group has acquired 20% or more of the Baxter Common Stock. The Rights will expire on March 20, 1999, unless earlier redeemed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions thereof, filed by Baxter with the Commission under the Exchange Act and the Act, are incorporated herein by reference:

     (a) Baxter's Annual Report on Form 10-K (File No. 1-4448) for the year ended December 31, 1993;
     (b) Baxter's Proxy Statement for the Annual Meeting of Stockholders held on April 29, 1994; and
     (c) Baxter's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, filed with the Commission on May 13, 1994.

     All documents subsequently filed by Baxter pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Baxter hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Proxy Statement/Prospectus by reference (other than exhibits). Requests for such copies should be directed to: Baxter International Inc., One Baxter Parkway, Deerfield, Illinois, 60016, telephone:
(708) 948-3781, Attention: General Counsel.

     No person has been authorized to give any information or to make any representation other than as contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by Baxter. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of Baxter Common Stock offered by this Prospectus or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for the indemnification of officers, directors, employees and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Restated Certificate of Incorporation (Exhibit 3.1 hereto) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

ITEM 8.   EXHIBITS

    4.1   Baxter International Inc. 1994 Incentive Compensation Program.

    8     Awareness Letter of Price Waterhouse

   24     Consent of Price Waterhouse

   24     Power of Attorney

ITEM 9.   UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 109(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This means information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Deerfield, State of Illinois on June 10, 1994.

                         BAXTER INTERNATIONAL INC.

                         By/s/ VERNON R. LOUCKS JR.
                           -----------------------------------------------------
                            Name:  Vernon R. Loucks Jr.
                            Title: Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vernon R. Loucks Jr., his attorney-in-fact, with power of substitution, for him or her in any and all capacities, to sign this Registration Statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                    Title                      Date


      /S/ VERNON R. LOUCKS JR.         Chief Executive Officer    June 10, 1994
- ------------------------------------   and Chairman of the Board
        Vernon R. Loucks Jr.           (Principal Executive
                                       Officer)


   /S/ HARRY M. JANSEN KRAEMER, JR.    Senior Vice President and  June 10, 1994
- ------------------------------------   Chief Financial Officer
     Harry M. Jansen Kraemer, Jr.      (Principal Financial
                                       Officer)


        /S/ BRIAN P. ANDERSON          Controller (Principal      June 10, 1994
- ------------------------------------   Accounting Officer)
          Brian P. Anderson


      /S/ VERNON R. LOUCKS JR.
- ------------------------------------
     Vernon R. Loucks Jr.
     Director and Attorney-in Fact

A Majority of the Board of Directors:                               June 8, 1994

William B. Graham
John W. Colloton
Susan Crown
Georges C. St. Laurent, Jr.
Silas S. Cathcart
David C. K. Chin, M.D.
James D. Ebert
Mary Johnston Evans
Frank R. Frame
David N. Grainger
Martha R. Ingram
Fred L. Turner